Exhibit (h)(5)

FUND ACCOUNTING AGREEMENT

AGREEMENT made as of the 1st day of January, 2004, between PROFUNDS (the “Trust”), a Delaware business trust having its principal place of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, and BISYS FUND SERVICES OHIO, INC. (“BISYS”), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and an indirect wholly-owned subsidiary of The BISYS Group, Inc.

WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of capital stock (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers Shares in each of the series identified in Schedule A hereto (such series, together with all other series subsequently established by the Trust being herein collectively referred to as the “Funds,” which shall include other series subsequently established by the Trust in each case upon approval by the Board of Trustees of the Trust); and

WHEREAS, the Trust and BISYS entered into a Fund Accountant Agreement dated as of October 28, 1997 (the “1997 Agreement”), whereby BISYS agreed to perform fund accounting services for the Trust; and

WHEREAS} the Trust desires to continue to retain BISYS to provide fund accounting services to the Trust with respect to the Funds; and

WHEREAS, BISYS is willing to perform such services under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Services as Fund Accountant.

BISYS shall perform for the Trust the fund accounting services set forth in Schedule B hereto (collectively, the “Services”). BISYS may provide such other services as may be reasonably requested by the Trust, which may result in an additional fee, the amount of which shall be mutually agreed upon by the parties. BISYS agrees to perform the Services described herein in accordance with the service standards set forth in Schedule C attached hereto and in accordance with any additional operating procedures that may be mutually agreed upon by the parties hereto. BISYS' agreement to perform the relevant Services in accordance with and otherwise comply with the provisions set forth in Schedule C is subject to the various provisions of this Agreement relevant to the performance of Services. The service standards shall not be used in the construction of the parties’ rights and obligations generally under this Agreement, and any failure by BISYS to meet a particular deadline or other requirement set forth in Schedule C shall not be construed as an admission or as a waiver of any rights of BISYS generally under this Agreement.

BISYS shall, for all purposes herein, be deemed to be an independent contractor and, other than as expressly provided or authorized (as directed by the Board or as provided herein), shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust. BISYS may, in its discretion and at its expense, utilize agents in connection with its Services, and in addition may appoint in writing other parties qualified to perform fund accounting services reasonably acceptable to the Trust (individually, a “Sub-Fund Accounting Agent”) to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that each agent (including any Sub-Fund Accounting Agent) shall be the agent of BISYS and not the agent of the Trust or a Fund, that BISYS shall be fully responsible for the acts of each agent (to the extent BISYS would be responsible if BISYS had performed such acts) and shall not be relieved of any of its responsibilities hereunder by the use or appointment of such agent, and that BISYS shall disclose in writing the name of such Sub-Fund Accounting Agent, and the nature of the relationship between the Sub-Fund Accounting Agent and BISYS to the Trust. In selecting and managing its relationship with each third party vendor, BISYS shall strive to achieve the best overall combination of service quality and cost as may be practical under the circumstances, and shall comply with applicable laws and regulations.

In addition, with respect to each third party vendor that renders goods or services for which an out-of-pocket expense is charged to the Trust hereunder (an “Invoiced Vendor”), BISYS will provide reasonable information, upon request, pertaining to its selection of and experience with the Invoiced Vendor and BISYS' assessment of service quality and cost associated with the use of the Invoiced Vendor.

In the event that the Trust reasonably requests that BISYS use or consider using a particular third party vendor other than the Invoiced Vendor generally used by BISYS for the function performed by such Invoiced Vendor, BISYS will in good faith assess service quality and cost factors associated with making the replacement, and report thereon to the Trust. BISYS shall inform the Trust if BISYS reasonably believes that (i) the services of an Invoiced Vendor are so closely integrated within BISYS’ internal operations or general service model or operations as to make it impractical for BISYS to utilize another provider, or (ii) the use of a particular third party vendor suggested by the Trust might create a significant issue of service quality, liability, or other risk to BISYS or the Trust. If no material issue is raised pertaining to the criteria set forth in the preceding sentence, then at the election of the Trust, BISYS will utilize the alternative vendor; provided, however, that all costs of implementation (including but not limited to all out-of-pocket expenses incurred by BISYS) incurred by BISYS with respect to the use of the alternative vendor shall be payable by the Trust. In addition, in the event that the use of the alternative vendor would cause an increase in BISYS’ management oversight, systems costs, time commitments of personnel or other increase in the internal resources devoted to matters related to the function performed by such vendor, the personnel-related and all other overhead expenses that are incrementally incurred by BISYS shall be payable by the Trust. The amounts payable by the Trust pursuant to this paragraph shall be mutually agreed upon by the parties in good faith and shall be subject to the prior review and approval of the Trust.

The Trust’s Board of Trustees may appoint one or more third parties (each a “Service Provider”) to perform certain services provided for under this Agreement on behalf of the Trust, and the liquidated damages provision of Section 4 shall not apply to such arrangements provided that the compensation payable to BISYS hereunder continues to be paid in full without offset or credit for such services rendered by another Service Provider. In each case, the Trust shall notify BISYS in writing of the scope of services to be provided by a Service Provider; the commencement date (and, if applicable, termination date) for such services; and the location (i.e. whether at the offices of BISYS or such Service Provider) where the books and records related thereto shall be maintained. BISYS shall have no responsibility for any services rendered by any such Service Provider.

In the event that regulatory developments applicable to the Trust necessitate or implicate additional services or an enhancement to the services hereunder (“Additional Services”), BISYS shall monitor regulatory developments, and shall review the anticipated needs of the Trust promptly and provide information concerning the feasibility of implementing the Additional Services, including operational and commercial aspects that are or should be apparent to BISYS concerning the same. BISYS shall use best efforts to identify the specific changes (if any) to BISYS’ service model that would be necessary to accomplish the Additional Services, and set out the estimated costs and estimated implementation timetable for such Additional Service. The parties shall then in good faith agree to mutually agreeable terms applicable to such Additional Service.

2.	Fees.

The Trust shall pay BISYS for the Services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule D hereto. The parties agree that the fees set forth in Schedule D for the Services covered by this Agreement as of the date hereof shall not be subject to renegotiation during the three year period subsequent to the Effective Date of this Agreement.

Fees for any addition in Services to be provided by BISYS pursuant to any amendment to Schedule D shall be subject to mutual agreement at the time such amendment is proposed and shall be completely reflected in and evidenced by an amendment to Schedules B and D hereto.

In the event that the provisions of Schedule B are amended upon mutual agreement of the parties to remove certain services from those required to be provided hereunder, the parties may agree upon a change to the fees payable under Schedule D, and the changes to services and fees shall become effective upon the date set forth in an executed amendment to this Agreement specifying those changes.

If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, BISYS’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above in Schedule D hereto. Payment of BISYS’ compensation for the preceding month shall be made promptly. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

3.	Allocation of Charges and Expenses.

In addition to paying BISYS the fees provided in Section 2 and Schedule D, the Trust agrees to reimburse BISYS for its reasonable out-of-pocket expenses incurred in providing services hereunder, and charged without mark-up, including without limitation the following:

(a)	All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust;

(b)	The cost of microfilm or microfiche or other electronic retention of records or other materials;

(c)	Any expenses BISYS shall incur at the written direction of an officer of the Trust (other than an employee of BISYS) thereunto duly authorized; and

(d)	Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement subject to approval by an officer of the Trust and mutual agreement by the parties hereto prior to such expenses being incurred (but not including any amounts related to pricing information, other than as provided in paragraph (f) (below).

In addition, BISYS shall be entitled to receive the following amounts:

(e)	Systems development fees billed at an hourly rate of $150 per hour and systems related expenses pursuant to Schedule B, subsection (c)(i) herein, as approved by the Trust and mutually agreed upon by the parties hereto;

Charges for the pricing information obtained from third party vendors for use in pricing the securities of each Fund's portfolio pursuant to Section (b)(ii) of Schedule B to this Agreement, which shall not exceed the amounts that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors.

4.	Term.

This Agreement shall become effective as of the date first written above. (the “Effective Date”) and shall continue in effect unless earlier terminated as provided hereunder, for a period of one (1) year following the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated as provided hereunder, this Agreement shall continue until terminated upon six (6) months’ advance written notice given by either party to the other, specifying therein a specific termination date at least six (6) months subsequent to the date such written notice of termination is given. Notice of termination shall not be deemed to have been given until given as provided in the previous sentence. This Agreement may also be terminated (i) by mutual agreement of the parties, or (ii) for “cause,” as defined below, upon the provision of ninety (90) days advance written notice by the party alleging cause.

After such termination, for so long as BISYS, with the consent of the Trust (and not in contravention of express instructions of the Trust given consistent with the terms of this Agreement), in fact continues to perform any one or more of the Services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS’ reasonable cash disbursements in connection with BISYS’ activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties, of the Trust's property, records, instruments and documents.

For purposes of this Agreement, “cause” shall mean (a) a material breach: of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) as provided in Schedule C — Service Standards.

If, for any reason other than mutual agreement of the parties, or “cause,” as defined above, BISYS is terminated or replaced as fund accountant, or if a third party (excluding any Sub-Fund Accounting Agent appointed by BISYS or a Service Provider retained by the Trust as provided in Section 1 hereof), is added to perform all or a substantial part of the Services provided by BISYS under this Agreement (a “Termination Event”), for which sufficient notice of termination is not provided to BISYS (i.e., a notice of termination given after completion of the Initial Term specifying a termination date at least six (6) months subsequent to the date notice is given), then the Trust shall make a one-time cash payment, in consideration of the fee structure and Services to be provided under this Agreement, and not as a penalty, to BISYS equal to the sum of (a) the amount of any fees waived by BISYS during the twelve (12)-month period prior to the termination of this Agreement with respect to New Funds (as defined in Schedule D), but only to the extent BISYS has not received at least six (6) months of full fees with respect to all such New Funds as of the date of the Termination Event, and (b) all amounts that would be due to BISYS between a Termination Event and the date this Agreement would otherwise terminate in accordance with its terms, assuming for purposes of calculation of such payment that the asset levels of the Trust will remain constant throughout such period. BISYS shall not be required to provide any Services after the termination date as set forth in the notice of termination unless the parties mutually agree upon the terms and conditions of providing such Services following the termination date, which terms and conditions shall be materially similar to the terms and conditions of this Agreement.

In the event the Trust or a Fund is merged into another legal entity in part or in whole pursuant to any form of business combination or reorganization transaction or is liquidated in part or in whole prior to the expiration of the Initial Term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide fund. accounting services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable within ninety (90) days after the date on which a Termination Event occurs, but in any event at least seven (7) days prior to any conversion from BISYS’ system, including by means of any business combination or reorganization, or liquidation.

The parties further acknowledge and agree that, in the event BISYS is terminated or replaced, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the one-time payment described above is intended to adequately and fully compensate BISYS for damages incurred for loss of anticipated revenue pursuant to a termination hereunder and is not intended to constitute any form of penalty.

5.	Standard of Care: Limitation of Liability: Indemnification.

The duties of the BISYS shall be confined to those expressly set forth herein, and to its obligations as fund accountant. BISYS shall comply with all. laws applicable to it and shall exercise reasonable care in the performance of all of its obligations under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. BISYS assumes no responsibility hereunder, and shall not be liable, for any damages, loss of data, delay or other loss whatsoever caused by events beyond its reasonable control. The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fines, assessments, reasonable fees of counsel selected as specified below and other reasonable expenses (collectively, “Losses”) arising out of or in any way relating to BISYS’ performance of Services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust or the investment adviser to the Trust, and on any information provided by any custodian or any Service Provider to the Trust; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or the reckless disregard of its obligations and duties; and further provided that BISYS shall give the Trust written notice of and reasonable opportunity to defend against any such claim in its own name or in the name of BISYS.

BISYS shall indemnify, defend, and hold harmless the Trust, its employees, agents, trustees, officers and nominees from and against Losses resulting directly and proximately from BISYS’ willful misfeasance, bad faith, negligence or reckless disregard of its obligations and duties with respect to the performance of Services under this Agreement, including the Schedules and Exhibits hereto.

The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case one party may be asked to indemnify the other party or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will promptly identify and notify the indemnifying party concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party.

BISYS may apply to the Trust at any time for instructions and may, in consultation with the Trust, consult the Trust’s auditors and other experts retained by the Trust with respect to any matter arising in connection with the BISYS' duties in relation to the Trust, and BISYS shall not be liable or accountable for any action reasonably taken or omitted by it in good faith in accordance with such instructions. The Trust shall approve in advance any fees or costs to be incurred to auditors or other experts in connection with any such consultation.

Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the properly authorized person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust. As used in this paragraph and the preceding paragraphs of this Article 5, the term “BISYS” shall include partners, officers, employees and other agents of BISYS as well as BISYS itself. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement with respect to actions or inactions taken during the term of this Agreement.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

The indemnification provisions set forth herein shall survive the termination of this Agreement.

6.	Activities of BISYS.

The services of BISYS rendered to the Trust are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Trust are or maybe or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise.

7.	Amendments.

This Agreement may only be amended by the written agreement of the parties hereto. The parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances.

8.	Certain Records.

BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31 a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Trust shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request, and made available for inspection by the Trust or the Securities and Exchange Commission (and other appropriate governmental or regulatory authorities) at reasonable times.

Upon termination of this Agreement, or otherwise promptly upon the Trust’s demand, BISYS shall turn over to the Trust the foregoing records of the Trust, and any other files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. Unless and until the same are turned over to the Trust, such documents and records shall be retained by BISYS for six years from the year of creation or such longer period if required by applicable law. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records to any person in any case where it is advised by its counsel that failure to do so would be contrary to applicable law, or that BISYS may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed. to indemnify BISYS against such liability.

9.	Disaster Recovery.

BISYS represents and warrants that the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder are reasonably adequate and that it will make such changes therein from time to time as may be reasonably required for the secure performance of its obligations hereunder.

10.	Reports.

BISYS shall furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report.

11.	Rights of Ownership.

All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

12. Representations of the Trust. The Trust represents and certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

13.	Representations of BISYS.

BISYS represents and warrants that BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law applicable to it in connection with the performance of its duties under this Agreement. In addition, BISYS shall give written notice to the Trust of any acquisition, disposition, merger or reorganization of BISYS that involves a change of control of BISYS, within thirty (30) days of such occurrence.

14.	Insurance.

BISYS represents that it maintains insurance coverage with respect to professional liability or errors and omissions of a type and amount that is reasonable for organizations performing the types of services contemplated under this Agreement. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

15.	Information Furnished by the Trust and Funds.

Upon request, the Trust shall furnished to BISYS the following documents, as amended and in effect as of the Effective Date hereof:

(a)	Copies of the Declaration of Trust of the Trust and of any amendments thereto,

(b)	Copies of the following documents:

(i)	The Trust’s Bylaws and any amendments thereto;

(ii)	Certified copies of resolutions of the Trustees covering the approval of this Agreement and authorization of specified officers of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder.

(c)	A list of all officers of the Trust, together with specimen signatures of those officers and any other authorized persons, each of whom are authorized to instruct BISYS in all matters hereunder.

(d)	The Prospectus and Statement of Additional Information for each Fund.

(e)	A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding.

16.	Legal Advice.

BISYS shall notify the Trust at any time BISYS reasonably believes that it is in need of the advice of counsel (other than internal counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS’ responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS, with the consent of the Trust, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing and reasonably satisfactory to the Trust, which approval shall not be unreasonably withheld, such advice to be at the expense of the Trust or Funds unless relating to a matter involving BISYS’ willful misfeasance, bad faith, negligence or reckless disregard with respect to BISYS’ responsibilities and duties hereunder.

17.	Intellectual Property.

BISYS acknowledges and agrees that all intellectual property rights of the Trust or ProFund Advisors LLC, including without limitation, patent, trademark, copyright, and trade secret rights, shall remain in the Trust or ProFund Advisors LLC, as applicable. BISYS disclaims any right, title or interest in such intellectual property rights.

18.	Amendments to Documents.,

The Trust shall furnish written copies of any amendments to, or changes in, any of the items referred to in Section 15, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS’ approval of such amendments or changes,

19.	Reliance on Amendments.

BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 15 and 18 of this Agreement and the Trust hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 15 and 18 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains BISYS’ written consent to and approval of such amendments or changes.

20.	Compliance with Law.

Under this Agreement, except for the obligations of BISYS set forth in Section 5 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction.

21.	Notices

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery if delivered by hand (against receipt) or by facsimile or electronic mail if receipt thereof is verified, or as of the date of delivery shown on the receipt if mailed at a post office in the United States by registered or certified mail, postage prepaid, return receipt requested, in any case addressed to the attention of the persons listed below and to the party intended as the recipient thereof at the address of such party as set forth below or at such other address or to the attention of such other person as such party shall subsequently designate for such purpose in a written notice (complying as to delivery with the terms of this Section 21).

Pursuant to this Section 21, notices shall be addressed as follows:

If to the Trust:	7501 Wisconsin Avenue, Suite 1000 Bethesda, Maryland 20814 Attn: Chief Legal Counsel Telephone: (240) 497 - 6504 Fax: (240) 497 - 6530

If to BISYS:	3435 Stelzer Road Columbus Ohio 43219 Attn: President Telephone: 614-470-8000 Fax: 614-470-8712

With a copy to the General Counsel of The BISYS Group, Inc., as follows:

90 Park Avenue New York, NY 10016 Telephone: (212) 907-6000 Fax: (212) 907-6035

22.	Definitions of Certain Terms.

The terms “interested person” and “affiliated person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

23.	Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 23 shall not limit or in any way affect BISYS’ right to appoint a Sub-Fund Accounting Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

24.	Governing Law and Matters Relating to the Trust as a Delaware Business Trust.

This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board of Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

Each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement between BISYS and each Fund is understood to be for administrative convenience only and shall not constitute any basis for joining the rights or obligations of the Funds for any reason.

25.	Multiple Originals.

This Agreement may be executed in two or more counterparts, each of which when so executed. shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

26.	Privacy.

In accordance with the Securities and Exchange Commission’s Regulation S-P (“Regulation S-P”), nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent shall be considered confidential information. BISYS agrees that it shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS to carry out its obligations under this Agreement, except at the direction of the Trust or as required or permitted by law. BISYS warrants that it shall not disclose such confidential information to any person or entity as permitted in the “previous sentence, other than at the direction of the Trust, unless such person or entity has agreed in writing to keep such information confidential. BISYS represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information related to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

27.	Confidentiality

BISYS and the Trust will each treat as proprietary and confidential any facts, circumstances, information, plans, projects and technical or commercial knowledge gained about the other party through the relationship created by this Agreement, except that information in the public domain and technical, operational or commercial knowledge that was or is independently discovered or developed shall not be subject to any such restriction. For these purposes, confidential information includes but is not limited to that information which relates or refers to: business planning; internal controls; computer, data processing, or communications architectures or systems; electronic data processing architectures, applications, programs, routines, or subroutines; business affairs and methods of operation or proposed methods of operations, investment techniques, strategies or systems and their application in particular contexts, and any non-public financial or other non-public information In connection with the foregoing, each party acknowledges and agrees that, with respect to confidential information of the other party, (i) disclosure of such information to employees and agents shall only be made on a need-to-know basis and (ii) each party shall take commercially reasonable steps to protect the confidentiality of such information. Each party agrees that it will not disclose any such covered proprietary or confidential information gained in relation to the other party to unaffiliated third parties, except (i) in the case of disclosure by BISYS, to a Sub-Fund Accounting Agent or other permitted agent referred to in Section 1, or to a third party vendor used by BISYS, provided that such disclosure shall be limited to information that is needed by such agent or vendor for the provision of services and, provided further, that further dissemination inconsistent with this provision shall be prohibited by written confidentiality restrictions, (ii) to financial or legal advisers on a need-toknow basis (in either case in such manner as to ensure no further dissemination), (iii) with the written consent of the other party, (iv) as provided in Section 8, as concerns the books and records of the Funds, or (v) as may be required by law or legal process, provided that to the extent practicable, the disclosing party shall provide prior notice of the disclosure to the other party. The parties further agree that a breach of this paragraph by either party would irreparably damage the other party, and accordingly agree that each party shall be entitled to an injunction or other equitable relief to prevent the breach or a further breach of this provision.

The provisions of this section 27 shall survive the termination of this Agreement for a period of two years from the date of termination.

28.	Miscellaneous.

(a)	Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)	This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 1997 Agreement.

(c)	No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(d)	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy, or operate as a waiver of it, and no party shall be deemed to have waived any provision of this Agreement unless set forth in a writing signed by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

PROFUNDS

By:	/s/ Louis Mayberg
Name:	Louis Mayberg
Title:	President

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE A

TO THE FUND ACCOUNTING SGREEMENT

BETWEEN PROFUNDS AND BISYS FUND SERVICES OHIO, INC

AS OF DECEMBER 15, 2004

Bull ProFund

Mid-Cap ProFund

Small-Cap ProFund

OTC ProFund

Europe 30 ProFund

Mid-Cap Value ProFund

Mid-Cap Growth ProFund

Small-Cap Value ProFund

Small-Cap Growth ProFund

UltraBull ProFund

UltraMid-Cap ProFund

UltraSmall-Cap ProFund

UltraOTC ProFund

UltraJapan ProFund

Bear ProFund

UltraBear ProFund

UltraShort OTC ProFund

Money Market ProFund

Airlines UltraSector ProFund

Banks UltraSector ProFund

Basic Materials UltraSector ProFund

Biotechnology UltraSector ProFund

Consumer Cyclical UltraSector ProFund

Consumer Non-Cyclical UltraSector ProFund

Energy UltraSector ProFund

Leisure Goods & Services UltraSector ProFund

Financial UltraSector ProFund

Healthcare UltraSector ProFund

Industrial UltraSector ProFund

Internet UltraSector ProFund

Oil Drilling Equipment & Services UltraSector ProFund

Pharmaceuticals UltraSector ProFund

Precious Metals UltraSector ProFund

Real Estate UltraSector ProFund

Semiconductor UltraSector ProFund

Technology UltraSector ProFund

Telecommunications UltraSector ProFund

Utilities UltraSector ProFund

Wireless Communications UltraSector ProFund

Asia 30 ProFund

UltraDow 30 ProFund

U.S. Government Plus ProFund

ProFund VP Bull

ProFund VP Mid-Cap

ProFund VP Small-Cap

ProFund VP OTC

ProFund VP Japan

ProFund VP Europe 30

ProFund VP Mid-Cap Value

ProFund VP Mid-Cap Growth

ProFund VP Small-Cap Value

ProFund VP Small-Cap Growth

ProFund VP Bull Plus

ProFund VP UltraBull

ProFund VP UltraMid-Cap

ProFund VP UltraSmall-Cap

ProFund VP UltraEurope

ProFund VP UltraOTC

ProFund VP Bear

ProFund VP UltraBear

ProFund VP UltraShort OTC

ProFund VP Airlines

ProFund VP Banks

ProFund VP Basic Materials

ProFund VP Biotechnology

ProFund VP Consumer Cyclical

ProFund VP Consumer Non-Cyclical

ProFund VP Energy

ProFund VP Internet

ProFund VP Leisure Goods & Services

ProFund VP Financial

ProFund VP Healthcare

ProFund VP Industrial

ProFund VP Oil Drilling Equipment & Services

ProFund VP Pharmaceuticals

ProFund VP Precious Metals

ProFund VP Real Estate

ProFund VP Semiconductor

ProFund VP Technology

ProFund VP Telecommunications

ProFund VP Utilities

ProFund VP Wireless Communications

ProFund VP Money Market

ProFund VP Asia 30

ProFund VP UltraDow 30

Short OTC ProFund

Short Small-Cap ProFund

Rising Rates Opportunity ProFund

Large-Cap Value ProFund

Large-Cap Growth ProFund

Dow 30 ProFund

Short Dow 30 ProFund

Short Mid-Cap ProFund

UltraShort Dow 30 ProFund

UltraShort Mid-Cap ProFund

UltraShort Small-Cap ProFund

Rising Rates Opportunity 10 ProFund

U.S. Government 30 ProFund

Rising U.S. Dollar

Falling U.S. Dollar

ProFund VP U.S. Government Plus

ProFund VP Short OTC

ProFund VP Short Small-Cap

ProFund VP Rising Rates Opportunity

ProFund VP Large-Cap Value

ProFund VP Large-Cap Growth

ProFund VP Dow 30

ProFund VP Short Dow 30

ProFund VP Short Mid-Cap

ProFund VP UltraShort Dow 30

ProFund VP UltraShort Mid-Cap

ProFund VP UltraShort Small-Cap

ProFund VP Long Dollar

ProFund VP Short Dollar

BISYS FUND SERVICES OHIO, INC.		PROFUNDS a Delaware statutory trust

By:	/s/ Fred Naddaf	By:	/s/ Louis M. Mayberg
	Fred Naddaff		Louis M. Mayberg
	President		President